Exhibit 99.1

MAUI LAND & PINEAPPLE COMPANY, INC.

P. O. BOX 187   ♦   KAHULUI, HAWAII  96733-6687

NEWS RELEASE

FOR RELEASE IMMEDIATELY	ROBERT I. WEBBER
808/877-1674
808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2006 ANNUAL and 4th QUARTER RESULTS

Kahului, Hawaii, March 2, 2007…. For the year ended December 31, 2006, Maui Land & Pineapple Company, Inc. (AMEX: MLP) reported net income of $7.2 million ($1.00 per basic share) compared to net income of $14.6 million ($2.02 per basic share) for 2005.  Consolidated revenues for 2006 were $178.9 million compared to $186.7 million for 2005.  The lower results in 2006 were primarily attributable to increased losses from the Agriculture segment and a reduction in operating profit from the Community Development segment based on timing of land sales.

The Company reported a net loss of $1.5 million ($.20 per basic share) for the fourth quarter of 2006 compared to net income of $4.8 million ($.67 per basic share) for the fourth quarter of 2005.  Revenues for the fourth quarter of 2006 were $46.5 million compared to $53.2million for the fourth quarter of 2005.

“Generally, our 2006 financial results reflect the work-in-progress nature of the Company’s multi-year turnaround effort to upgrade business units, overcome historically low investments in core assets, and restructure operations for future profitability,” said David C. Cole, Chairman, President and CEO of ML&P.  “The fourth quarter largely reflected poor performance in the Agriculture segment where execution problems in production, processing and logistics, in addition to costs incurred for restructuring charges, drove nearly $9 million in operating losses.  We have reorganized the unit and are considering a variety of options, particularly with respect to processed pineapple products and operations.  Our Resort and Community Development segments performed largely as planned.”

The Agriculture segment produced an operating loss of $8.9 million for the fourth quarter of 2006 compared to an operating loss of $4.2 million for the fourth quarter of 2005.  Revenues for the fourth quarter of 2006 were $16.7 million or 25% lower than the fourth quarter of 2005. For the year 2006, the Agriculture segment produced an operating loss of $18.6 million compared to an operating loss of $11.4 million for 2005.  Revenues for 2006 were $65.2 million or 12% lower than 2005.  Fourth quarter 2006 results reflect lower case sales volume of processed and fresh pineapple, and lower average prices for processed pineapple sales, in particular juice sales.  Higher average prices for fresh sales partially offset the decreases.  For the year 2006, lower case volume of processed pineapple sales were partially offset by higher average processed sales prices and higher volume and prices for fresh sales.  Operating losses for 2006 and 2005 included $7.6 million and $6.1 million, respectively, of charges for acceleration of depreciation and write-offs of assets that have been or will be replaced, employee severance charges, and training costs for employees who have been taken out of operations for retraining as the Company’s operations are changed.

The Community Development segment reported an operating profit of $10.1 million for the fourth quarter of 2006 compared to $13.8 million for the fourth quarter of 2005.  Revenues from this operating segment decreased by 9% to $18.8 million for the fourth quarter of 2006 compared to $20.7 million for the fourth quarter of 2005.  For 2006, Community Development reported an operating profit of $36.2 million compared to $40.8 million for 2005.  Revenues from this operating segment were $67.3 million for 2006 compared to $71.1 million for 2005.  Lower results in 2006 primarily reflect increased losses from Kapalua Bay Holdings, LLC as a result of the commencement of sales and marketing efforts in 2006, fewer lot sales at Honolua Ridge than the previous year, and lower revenues and profits from non-core land sales transactions.

The Resort segment reported an operating loss of $3.0 million for the fourth quarter of 2006 compared to a loss of $1.6 million for the fourth quarter of 2005.  Resort segment revenues were $11.0 million for the fourth quarter of 2006 compared to $10.1 million for the fourth quarter of 2005.  For 2006, the Resort segment reported an operating loss of $6.4 million compared to $5.8 million for 2005.  Revenues from this operating segment were $46.1 million for 2006 compared to $40.8 million for 2005.  Higher revenues for 2006 largely reflect rate increases at the Kapalua Villas and golf operations.  Increased operating losses in 2006 primarily reflect charges for employee severance, increased advertising and promotional expenses, higher utilities expense and increased allowance for doubtful accounts.

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MAUI LAND & PINEAPPLE COMPANY, INC.

Report of Consolidated Operations

(Unaudited)

(in thousands except per share amounts)

	Three Months		Twelve Months
	Ended December 31		Ended December 31
	2006	2005	2006	2005
Revenues
Community Development	$18,820	$20,723	$67,326	$71,074
Resort	10,950	10,144	46,098	40,786
Agriculture	16,699	22,163	65,194	74,501
Other	34	217	279	319
Total Operating Revenues	$46,503	$53,247	$178,897	$186,680

Operating Profit (Loss)
Community Development	$10,138	$13,799	$36,236	$40,766
Resort	(3,026)	(1,608)	(6,426)	(5,838)
Agriculture	(8,883)	(4,202)	(18,580)	(11,383)
Other	(390)	(34)	(881)	(175)
Total Operating Profit (Loss)	(2,161)	7,955	10,349	23,370
Interest Expense	(615)	(213)	(775)	(521)
Interest Income	212	255	1,367	443
Income Tax (Expense) Benefit	1,107	(3,171)	(3,716)	(8,723)

Net Income (Loss)	$(1,457)	$4,826	$7,225	$14,569

Earnings Per Common Share
Basic	$(0.20)	$0.67	$1.00	$2.02
Diluted	$(0.20)	$0.66	$0.98	$1.99

Average Common Shares Outstanding
Basic	7,267,600	7,232,297	7,259,534	7,229,457
Diluted	7,267,600	7,291,290	7,347,694	7,309,043

NOTES:

The Company’s reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year.  Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.

In 2006, responsibility for the operations of the water and sewage transmission utility companies that were accounted for in the Resort segment was transferred to the Community Development segment and prior year amounts were restated for comparability.  The Community Development segment as reorganized is comprised of all of the Company’s real estate entitlement, development, construction, sales and leasing activities, and Public Utilities Commission regulated water and sewage transmission operations.  The Community Development segment also includes the Company’s 51% equity interest in Kapalua Bay Holdings, LLC, the owner and developer of The Residences at Kapalua Bay.  Remaining in the Resort segment are the ongoing operations of Kapalua Resort’s recreation and retail operations, and the Kapalua Villas.